EXHIBIT 2
FOR IMMEDIATE RELEASE
September 29, 2006
Contact Information:
NISSIN CO., LTD.
Akihiro Nojiri
Executive Director& Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail: Info-ir@nissin-f.co.jp
URL: http://www.nisgroup.jp/english
Notice Regarding a Business Alliance between a Wholly Owned Subsidiary,
NIS Lease Co., Ltd. and re-plus inc.
          Nissin Co., Ltd. (the “Company”) hereby announces that its wholly owned subsidiary, NIS Lease Co., Ltd. (“NIS Lease”) has entered into a business alliance agreement with re-plus inc.(listed on TSE 1st Section: 8936, “re-plus”) for the guarantee for rents of commercial leased property.
1. Purpose for, and Outline of, the Business Alliance
          “re-plus” developed the rent guarantee business, and it provides a rent collection infrastructure, the “rentGo” system. Furthermore, “re-plus” advances its business alliances with various companies which have good brand images for rental property management and tenant ownership.
          “NIS Lease” provides support services such as leasing and installment finance to business owners who have never been adequately served in the existing leasing market. It also provides “Tempo Marugoto Service” which enables tenant owners to establish new stores smoothly, in an effort to create a new market for its credit business.
          This business alliance for “NIS Lease” to participate with “re-plus” in the rent guarantee business for commercial leased property will be able to meet growing needs for the establishment of stores and offices. In addition, this alliance enables tenant owners to utilize leasing and installment finance services, as well as rent guarantee services, provided by “NIS Lease” as a one-stop supplier.
          The Company and its group will continue trying to contribute to the development of the regional economy, adopting the “Vision Support Company” as its slogan, and working toward business success together with customers and business partners.
2. Outline of “re-plus inc.”

Company Name:	re-plus inc.
Main Business:	Providing guarantee services for delinquent rent, and Asset management services for real estate funds
Establishment:	September 3, 2002
Representative:	Hirofumi Kang
Headquarter:	Toranomon Towers Office, Toranomon 4-chome 1-28, Minato-ku, Tokyo.
Capital:	3,266 million yen (as of August 31, 2006)
Shareholders:	Hirofumi Kang, Junko Kikumoto, Mamoru Taniya, YNK Holdings, inc., and others.

3. Outline of “NIS Lease Co., Ltd.”

Company Name:	NIS Lease Co., Ltd.
Main Business:	Leasing, rental, and guarantee services for receivable trade.
Establishment:	November 10, 2003
Representative:	Toshioki Otani
Headquarter:	Shinjuku L-Tower 22F, Nishi-shinjuku 1-chome 6-1, Shinjuku-ku, Tokyo.
Capital:	475 million yen (as of August June 30, 2006)
Shareholders:	Wholly owned by Nissin Co., Ltd.
4. Schedule of the Business Alliance
          September 29, 2006: Business alliance agreement concluded
5. Future projections
          The effect on performance for the current period is expected to be minor, and there is no change in our financial forecast.

     These materials contain forward-Looking statements about our industry, our business, our plans, and objectives, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct.
     Important risks and factors that could cause our actual results to differ materially from the forward-looking statements include, without limitation:
•	the effect of weak domestic economic conditions, including changes in corporate and personal bankruptcy and unemployment rates in Japan;

•	competition by entry of major financial institutions and IT companies in the business owners and consumer loan industries;

•	misconduct by an employee or director and our exposure to negative publicity of the consumer or business finance industries generally or us specifically;

•	the effect of potential changes to legislation and accompanying enforcement, and restrictions and regulations associated with Japan or U.S. law, including restrictions on interest rates, to regulations for the money lending business;

•	the growing variety of legal means with which debtors can seek protection from creditors;

•	uncertain liquidity of Japan’s capital markets and availability of funding from lenders on favorable terms and potential changes to government policy, including Japan’s monetary policy;

•	the reliability of our information or technological systems and networks.

•	the influence of our chairman and his family over important decisions;

•	the failure to generate the results we desire by changes in the mix of our assets portfolio;

•	fluctuation in market environments regarding our investments;

•	our ability to pursue and maintain profitable joint ventures and strategic alliances;

•	the effect of fluctuations in the value of real estate held and potential changes to tax legislation and amendments to regulations concerning real estate-related businesses; and

•	increasing competition in the loan servicing market in which Nissin Servicer Co., Ltd., a consolidated subsidiary, operates.